EXHIBIT 10.5

AMENDMENT TO

SUPPLEMENTAL EXECUTIVE RETIREMENT AND EXCESS PLAN

Pursuant to the authority granted to it by Morgan Stanley, Morgan Stanley & Co. Incorporated (the “Corporation”) hereby amends the Morgan Stanley Supplemental Executive Retirement and Excess Plan as follows:

1. Effective April 1, 2009, Article II, Definitions and Assumptions is amended by redesignating paragraphs L through T as paragraphs M through U, respectively.

2. Effective April 1, 2009, a new paragraph II(L), Government Service Termination is inserted as follows:

“L. ‘Government Service Termination’ shall mean the termination of an employee’s employment due to the employee’s commencement of employment at a governmental department or agency, self-regulatory agency or other public service employer.”

3. Effective April 1, 2009, a new subsection VI(I), Government Service Termination is added as follows:

“I. Government Service Termination. Notwithstanding any provision in this Plan to the contrary, effective April 1, 2009, if an employee (other than a named executive officer of the Firm) experiences a Government Service Termination that does not involve a ‘cancellation event’ under the any of the Firm’s long-term incentive plans that apply to such employee, and such employee meets the requirements of Paragraph III(A) of the Plan (Participation Requirement for SERP Benefits) (and is not excluded from participation under Paragraph III(C) or Appendix C) as of the date of such Government Service Termination, other than the requirement that the employee shall have attained age 55, such employee may, in the discretion of the Firm, be treated as an employee who has met the requirements of such Paragraph III(A) and the amount payable shall be a percentage (between 0% and 100%), as determined by the Firm in its discretion, of the amount determined under Paragraph IV of the Plan, provided that such employee signs a release or other agreement as may be required by the Firm. Nothing in this Paragraph shall alter the timing or form of payment of any Participant’s Benefit as set forth in Paragraph VI of the Plan.”

4. Effective April 1, 2009, a new subsection VI(J), Illegality or Excise Taxes, is added as follows:

“J. Illegality or Excise Taxes. Effective April 1, 2009, if the Firm reasonably determines that the payment of any benefit provided by this Plan does not comply with, or results in an excise or penalty tax under, applicable standards, rules or regulations, the Firm has the right to modify the time, form, amount or other rights or features of such benefit, consistent with the requirements of Code Section 409A, and may require a Participant to repay any amount previously paid to the Participant pursuant to this Plan that the Firm reasonably determines does not comply with, or results in such excise or penalty tax under, such standards, rules or regulations.”

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IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed on its behalf as of this 30th day of June, 2009.

MORGAN STANLEY & CO. INCORPORATED

By:	/s/ KAREN JAMESLEY
Title:	Global Head of Human
Resources

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